EXHIBIT 10.20
LEASE AGREEMENT

THIS LEASE AGREEMENT (this “Agreement” or “Lease”) is made, entered into and executed this 6th day of April, 2010, by and between FATHER GREGORY OFIESH and MARY JANE OFIESH, husband and wife (collectively, “Lessor”), and  SHEA MINING & MILLING LLC, a corporation registered in Nevada (“Lessee”).  Lessor and Lessee contract and agree as follows:

1.
The Property.  Lessor hereby leases to Lessee and Lessee hereby leases from Lessor that certain land consisting of approximately forty (40) acres (the “Land”), as more particularly described in Exhibit “A” attached hereto, and all improvements (the “Improvements”) located thereon, including, without limitation, the laboratory building having an address of 1055 Cottonwood Lane, Amargosa Valley, NV 89020 (the “Laboratory”) and three (3) mobile homes, two (2) office buildings and one “Quonset” hut (which houses the back-up power system) (collectively, the “Ancillary Buildings” and collectively with the Laboratory and Land, the “Real Property”), together with the furniture, fixtures and equipment located in the Laboratory and Ancillary Buildings (the “FF&E”) set forth in Exhibit “B,” and certain other equipment located on the Land (the “Heavy Equipment”) set forth in Exhibit “C”.  Lessee shall have the right to use any of the FF&E and Heavy Equipment that is on the property with the exception of any equipment that Liberty Processing LLC. Lists on Exhibits “B” and “C” as being excluded.  Lessee agrees and acknowledges that the Real Property, FF&E and Heavy Equipment (collectively, the “Property”) is leased to Lessee in their “AS-IS” and “WITH ALL FAULTS” condition unless equipment repairs are necessary and are stated in Exhibit “B” and “C”.  Lessee agrees to accept the Property on the Commencement Date as then being suitable for Lessee’s intended use and in good operating order, condition and repair, subject to the terms set forth in Section 18.  By taking possession of the Property, Lessee shall be deemed to have accepted the Property in good condition and state of repair.  Lessee expressly acknowledges and agrees that Lessor, Lessor’s agents, representatives or employees, Roger Graham and Liberty Processing, LCC and its members, managers, employees and agents have not made any representations or warranties regarding the EPA Permit (as defined in Section 6 A.) or regarding the suitability, fitness or condition of the Property for the conduct of Lessee’s business or for any other purpose, including without limitation, any storage incidental thereto.

2.	Term.

A.           Initial Term.  The term of this Agreement (the “Term”) shall be one (1) year, commencing on April 12, 2010 (the “Commencement Date”), and expiring at midnight on April 11, 2011 (the “Expiration Date”).

Lease Agreement, page 1

B.           Automatic One Year Extension.

(1)           The Term of this Lease shall without prior notice from Lessee automatically extend for an additional period of one (1) year (the “Extension Term”) and shall commence immediately upon the expiration of the initial Term.  The Extension Term is expressly conditioned upon Lessee not being in default under any term or condition of this Lease after the expiration of any applicable cure period granted by this Lease as of the Expiration Date.  The Extension Term shall be on all of the terms and conditions as set forth in this Lease, other than the rate of Base Rent. Lessor shall not be obligated to pay any brokerage commissions in connection with the Extension Term and, if any broker or other party claims a commission or fee, Lessee shall pay such amount and shall defend, indemnify and hold Lessor harmless.

(2)           Terms and Rent.  The Base Rent for each month of the Extension Term shall be Fifteen Thousand Six Hundred Dollars ($15,600.00USD).  All other terms of this Lease shall remain the same during the Extension Term, except that the Term shall end upon the expiration or earlier termination of the Extension Term, it being agreed that Lessee shall have the right to extend or renew this Lease to additional terms if the Lessor and the Lessee both mutually agree to the terms of this extension.

3.
Base Rent.  During the initial Term, Lessee shall pay to Lessor the sum of Fifteen Thousand Dollars ($15,000.00USD) per month (the “Base Rent”), in advance, on or before the 1st day of each month (the “Due Date”).  Lessee agrees to pay Lessor the Base Rent and Additional Rent (as defined below) without prior notice or demand, abatement, offset, deduction or claim at Lessor’s Address. The Base Rent for any fractional part of a calendar month at the commencement or expiration or termination of the Term shall be a prorated amount of the Base Rent for a full calendar month based upon a thirty (30) day month.  To the extent not already paid as part of the Advance Rent any prorated Base Rent shall be paid on the Commencement Date, and any prorated Base Rent for the final calendar month hereof shall be paid on the first day of the calendar month in which the Expiration Date occurs.  Simultaneously with Lessee’s execution and delivery of this Lease, Lessee shall deliver to Lessor the first month’s Base Rent in the amount of Fifteen Thousand Dollars ($15,000.00USD).

Lease Agreement, page 2

4.
Late Charges.  Any and all sums or charges set forth in this Section 4 are considered part of Additional Rent.  Lessee acknowledges that late payment (after the tenth (10th) day following a Due Date) by Lessee to Lessor of Base Rent and all other sums due hereunder, will cause Lessor to incur costs not contemplated by this Lease.  Such costs may include, without limitation, processing and accounting charges, and late charges that may be imposed on Lessor by the terms of any note secured by any encumbrance against the Real Property.  Therefore, if any installment of Base Rent or any other sum payable by Lessee is not received by Lessor when due, Lessee shall promptly pay to Lessor a late charge, as liquidated damages, in an amount equal to five percent (5%) of such delinquent amount plus interest on such delinquent amount at the rate equal to the lesser of prime rate plus three percent (3%) or the highest rate permitted by law for every month or portion thereof that such sums remain unpaid.  If Lessee delivers to Lessor a check for which there are not sufficient funds, Lessor may require Lessee to replace such check with a cashier’s check for the amount of such check and all other charges payable hereunder.  The parties agree that this late charge and the other charges referenced above represent a fair and reasonable estimate of the costs that Lessor will incur by reason of such late payment by Lessee, excluding attorneys’ fees and costs.  Acceptance of any late charge or other charges shall not constitute a waiver by Lessor of Lessee’s default with respect to the delinquent amount, nor prevent Lessor from exercising any of the other rights and remedies available to Lessor for any other breach of Lessee under this Lease.  If a late charge becomes payable for three (3) installments of Base Rent, then Lessor, at Lessor’s sole option, can either require the Base Rent be paid quarterly in advance or be paid monthly in advance by cashier’s check or by electronic funds transfer.

5.
Security Deposit.  Simultaneously with Lessee’s execution and delivery of this Lease, Lessee shall deliver to Lessor, as a Security Deposit for the faithful performance by Lessee of its obligations under this Lease, the amount of Fifteen Thousand Dollars ($15,000.00USD).  If Lessee is in default hereunder, Lessor may, but without obligation to do so, use all or any portion of the Security Deposit to cure the default or to compensate Lessor for all damages sustained by Lessor in connection therewith.  Lessee shall, immediately on demand, pay to Lessor a sum equal to the portion of the Security Deposit so applied or used to replenish the amount of the Security Deposit held to increase such deposit to the amount initially deposited with Lessor.  At any time after Lessee has defaulted hereunder, Lessor may require an increase in the amount of the Security Deposit required hereunder for the then balance of the Term and Lessee shall, immediately on demand, pay to Lessor such additional sums.  As soon as practicable after the expiration or termination of this Lease, Lessor shall return the Security Deposit to Lessee, less such amounts as are reasonably necessary, as determined by Lessor, to remedy Lessee’s default(s) hereunder or to otherwise restore the Property to a clean and safe condition, reasonable wear and tear excepted.  If the cost to restore the Property exceeds the amount of the Security Deposit, Lessee shall promptly deliver to Lessor any and all of such excess sums.  Lessor shall not be required to keep the Security Deposit separate from other funds, and, unless otherwise required by law, Lessee shall not be entitled to interest on the Security Deposit.  In no event or circumstance shall Lessee have the right to any use of the Security Deposit and, specifically, Lessee may not use the Security Deposit as a credit or to otherwise offset any payments required hereunder.  Notwithstanding anything to the contrary contained herein, the Security Deposit may be retained and applied by Lessor (a) to offset Base Rent and any other amounts that are unpaid either before or after the termination of this Lease, and (b) against other damages suffered by Lessor before or after the termination of this Lease, whether foreseeable or unforeseeable, caused by the act or omission of Lessee or any officer, employee, agent or invitee of Lessee.

Lease Agreement, page 3

6.
Lessee’s Permitted Use.  The Property may only be used for the following purposes and for no other purposes without the prior written approval of Lessor, which Lessor may withhold in the exercise of Lessor’s sole and absolute discretion:  The testing, analysis and processing of precious metal bearing ore, concentrate and mine tailings.  See Exhibit “D” for further restrictions on Lessee’s permitted use, which are incorporated herein by reference and are deemed included in this Section 6.  Under no circumstances shall Lessee process any material that contains Hazardous Substances other than what is necessary for its processing of Ores, Tailings and Concentrates (as defined below).  Lessee shall defend, indemnify and hold Lessor and Liberty Processing, LLC harmless from and against any and all demands, claims, liabilities, judgments, causes of action, fines, penalties, damages and costs and expenses (including attorney’s fees, consultant fees, expert witness fees and court costs) relating to or arising from Lessee’s processing of material that contains Hazardous Substances, whether Lessee knew of or did not know of the existence of such Hazardous Substances.

A.           Restrictions.  The Property is to be used solely for the purposes and uses specified above and for no other uses or purposes.  The use of the Property by Lessee and its employees, representatives, agents, invitees, licensees, subLessees, customers or contractors (collectively, “Lessee’s Representatives”) shall be subject to, and at all times in compliance with, (a) any and all applicable laws, rules, codes, ordinances, statutes, orders and regulations as same exist from time to time throughout the Term of this Lease (collectively, the “Laws”), including without limitation, the requirements of the Americans with Disabilities Act, a federal law codified at 42 U.S.C. 12101 et seq., including, but not limited to Title III thereof and all regulations and guidelines related (collectively, the “ADA”), (b) any and all documents, instruments, licenses, restrictions, easements or similar instruments, conveyances or encumbrances which are at any time, and from time to time, required to be made by or given by Lessor in any manner relating to the initial development of the Real Property (collectively, the “Development Documents”), (c) any and all documents, easements, covenants, conditions and restrictions, and similar instruments, together with any and all amendments and supplements thereto made from time to time each of which has been or hereafter is recorded in any official or public records with respect to the Real Property (collectively, the “Recorded Matters”), and (d) any and all conditions or requirements relating to that certain permit entitled Water Pollution Control Permit issued by the State of Nevada Conservation and Natural Resources Division of Environmental Protection, Permit No. NEV2010101 (2010 New Permit) to Liberty Processing, LLC, a Nevada limited liability company (the “EPA Permit”), a copy of which is attached hereto as Exhibit “E”.  Lessor reserves to itself the right, from time to time, to grant, without the consent of Lessee, such easements, rights and dedications that Lessor deems reasonably necessary, and to cause the recordation of parcel or subdivision maps and/or restrictions, so long as such easements, rights, dedications, maps and restrictions, as applicable, do not materially and adversely interfere with Lessee’s operations in the Real Property.  Lessee agrees to sign any documents reasonably requested by Lessor to effectuate any such easements, rights, dedications, maps or restrictions.  Lessee agrees to, and does hereby, assume full and complete responsibility to ensure that the Real Property, including without limitation, the Laboratory, are in compliance with all applicable Laws throughout the Term of this Lease.  Additionally, Lessee shall be solely responsible for the payment of all costs, fees and expenses associated with any modifications, improvements or other Alterations to the Real Property occasioned by the enactment of, or changes to, any Laws arising from Lessee’s particular use of the Real Property or Alterations or other improvements made to the Real Property regardless of when such Laws became effective.  Lessee shall not initiate, submit an application for, or otherwise request, any land use approvals or entitlements with respect to the Real Property, including without limitation, any variance, conditional use permit or rezoning, without first obtaining Lessor’s prior written consent thereto, which consent may be given or withheld in Lessor’s sole discretion.

Lease Agreement, page 4

B.           Prohibition on Use:  Lessee shall not use the Property or permit anything to be done in or about the Real Property nor keep or bring anything therein which will in any way cause a violation of the EPA Permit or Fact Sheet (as defined in Section 36), increase the existing rate of or affect any policy of fire or other insurance upon the Laboratory or Ancillary Buildings or any of its contents, or cause a cancellation of any insurance policy, or cause any violation of zoning and land use laws.  No auctions may be held or otherwise conducted in, on or about any portion of the Real Property without Lessor’s prior written consent thereto.  Lessee shall not drill on the Real Property or remove any dirt, ore, minerals, metals or other natural elements located on, in or under the Real Property.  Lessee shall not do or permit anything to be done in or about the Real Property which will in any way obstruct or interfere with the rights of Lessor, Liberty Processing, LLC or Roger Graham.  The Property shall not be used for any unlawful purpose.  Lessee shall not cause, maintain or permit any private or public nuisance in, on or about any portion of the Real Property, including, but not limited to, any offensive odors, noises, fumes or vibrations.  Lessee shall not damage or deface or otherwise commit or suffer to be committed any waste in, upon or about the Real Property.  Lessee shall not place or store, nor permit any other person or entity to place or store, any property, equipment, materials, supplies, personal property or any other items or goods outside of the Real Property for any period of time.  Lessee shall not permit any animals, including, but not limited to, any household pets, to be brought or kept in or about the Real Property.  Lessee shall not install any radio or television antenna, satellite dish, microwave, loudspeaker or other device on the roof or exterior walls of the Real Property or any other exterior portion of the Property.  Lessee shall not place any harmful liquids in the drainage systems or dump or store waste materials, refuse or other such materials, or allow such materials to remain outside the Laboratory, except for any non-hazardous or non-harmful materials which may be stored in refuse dumpsters.

Lease Agreement, page 5

7.	Insurance.

A.           Lessee shall maintain in full force and effect at all times during the Term of this Lease, at Lessee’s sole cost and expense, for the protection of Lessee and Lessor, as their interests may appear, policies of insurance issued by a carrier or carriers reasonably acceptable to Lessor which afford the following coverages: (i) worker’s compensation and employer’s liability, as required by law; (ii) commercial general liability insurance (occurrence form) providing coverage against any and all claims for bodily injury and property damage occurring in, on or about the Real Property arising out of Lessee’s  use or occupancy of the Real Property.  Such insurance shall include coverage for blanket contractual liability, fire damage, premises, personal injury, completed operations and products liability.  Such insurance shall have a combined single limit of not less than Two Million Dollars ($2,000,000) per occurrence with a Three Million Dollar ($3,000,000) aggregate limit and excess/umbrella insurance in the amount of Three Million Dollars ($3,000,000).  If Lessee has other locations which it owns or leases, the policy shall include an aggregate limit per location endorsement; (iii) comprehensive automobile liability insurance with a combined single limit of at least $1,000,000 per occurrence for claims arising out of any company owned automobiles; (iv) “all risk” or “special purpose” property insurance, including without limitation, sprinkler leakage, covering damage to or loss of any personal property owned by Lessee (“Lessee’s Property”) and any improvements made by Lessee (“Lessee’s Improvements”) (which improvements may only be made if Lessee has first obtained the written approval of Lessor in accordance with the terms of this Lease).  Such insurance shall be written on a replacement cost basis (without deduction for depreciation) in an amount equal to one hundred percent (100%) of the full replacement value of the aggregate of the items referred to in this clause (iv); and (v) such other insurance or higher limits of liability as is then customarily required for similar types of buildings within the general vicinity of the Real Property or as may be reasonably required by any of Lessor’s lenders.

B.           Insurance required to be maintained by Lessee shall be written by companies (i) licensed to do business in the State of Nevada, (ii) domiciled in the United States of America, and (iii) having a “General Policyholders Rating” of at least A:X as set forth in the most current issue of “A.M. Best’s Rating Guides.”  Any deductible amounts under any of the insurance policies required hereunder shall not exceed Five Thousand Dollars ($5,000).  Lessee shall deliver to Lessor certificates of insurance and true and complete copies of any and all endorsements required herein for all insurance required to be maintained by Lessee hereunder at the time of execution of this Lease by Lessee.  Lessee shall, at least fifteen (15) days prior to expiration of each policy, furnish Lessor with certificates of renewal or “binders” thereof.  Each certificate shall expressly provide that such policies shall not be cancelable or otherwise subject to material modification except after thirty (30) days prior written notice to the parties named as additional insureds as required in this Lease (except for cancellation for nonpayment of premium, in which event cancellation shall not take effect until at least ten (10) days’ notice has been given to Lessor).  Lessee shall have the right to provide insurance coverage which it is obligated to carry pursuant to the terms of this Lease under a blanket insurance policy, provided such blanket policy expressly affords coverage for the Real Property and for Lessor as required by this Lease.

Lease Agreement, page 6

C.           Lessor, Lessor’s lender(s), if any, Liberty Processing LLC and Roger Graham shall be named as additional insureds or loss payees (as applicable) under all of the policies required in Section 5. (A). Additionally, all of such policies shall provide for severability of interest.  All insurance to be maintained by Lessee shall, except for workers’ compensation and employer’s liability insurance, be primary, without right of contribution from insurance maintained by Lessor.  Any umbrella/excess liability policy (which shall be in “following form”) shall provide that if the underlying aggregate is exhausted, the excess coverage will drop down as primary insurance.  The limits of insurance maintained by Lessee shall not limit Lessee’s liability under this Lease.  It is the parties’ intention that the insurance to be procured and maintained by Lessee as required herein shall provide coverage for any and all damage or injury arising from or related to Lessee’s operations of its business and/or Lessee’s or Lessee’s Representatives’ use of the Real Property.

D.           If Lessee fails to obtain and maintain the insurance required herein throughout the Term of this Lease, Lessor may, but without obligation to do so, purchase the necessary insurance and pay the premiums therefor.  If Lessor so elects to purchase such insurance, Lessee shall promptly pay to Lessor as additional rent, the amount so paid by Lessor, upon Lessor’s demand.  In addition, Lessor may recover from Lessee and Lessee agrees to pay, as additional rent, any and all losses, damages, expenses  and costs which Lessor may sustain or incur by reason of Lessee’s failure to obtain and maintain such insurance.

E.           Lessor and Lessee hereby mutually waive their respective rights of recovery against each other for any loss of, or damage to, either parties’ property to the extent that such loss or damage is insured by an insurance policy required to be in effect at the time of such loss or damage.  Each party shall obtain any special endorsements, if required by its insurer, whereby the insurer waives its rights of subrogation against the other party.  This provision is intended to waive fully, and for the benefit of the parties hereto, any rights and/or claims which might give rise to a right of subrogation in favor of any insurance carrier.

F.           Lessor shall during the term hereof, at it's sole expense, provide and keep in force insurance on the Improvements and FF&E against loss or damage by fire and extended coverage, in an amount equal to one hundred percent (100%) of the full insurable value thereof, which insurance shall be placed with an insurance company or companies approved by Lessor and licensed to do business in the state wherein lay the leased premises.  The term "full insurable value" shall mean actual replacement value of the building (exclusive of costs of excavation, foundations and footing below ground level).  The insurance required under this paragraph shall be carried in the name of the Lessor and shall provide that any proceeds thereunder shall be paid to Lessor and any applicable mortgage holder, according to their respective interests.

Lease Agreement, page 7

G.           Lessor shall not be liable for injury or damage to the person or goods, wares, merchandise or other property of Lessee, Lessee’s employees, contractors, invitees, customers or any other person in or about the Real Property, whether such damage or injury is caused by or results from fire, steam, electricity, gas, water or rain, or from the breakage, leakage, obstruction or other defects of pipes, fire sprinklers, wires, appliances, plumbing, air conditioning or lighting fixtures, or from any other cause, whether such injury or damage results from conditions arising upon the Real Property, or from other sources or places, and regardless of whether the cause of such damage or injury or the means of repairing the same is accessible or not.

8.	Taxes.

A.
Real Property Taxes.  Lessee shall arrange to have all real property tax bills sent to Lessor.  Lessor shall pay prior to delinquency, directly to the taxing authority, all real property taxes assessed against the Real Property.  As used herein, “real property taxes” means all federal, state, county or local governmental or municipal taxes, assessments, fees, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary, foreseeable or unforeseeable, because of, in connection with or relating in any way to the Real Property (but excluding any taxes imposed on the gross receipts of Lessee, which shall be paid by Lessee at Lessee’s sole cost)..

B.
Personal Property and Other Taxes.  Lessee shall pay prior to delinquency all taxes assessed against Lessee’s trade fixtures, furnishings, equipment and personal property contained in the Real Property or elsewhere, and/or any other taxes assessed against the Real Property or Lessee’s operations thereon.

9.
Utilities.  At Lessee’s sole cost, Lessee shall be responsible for providing janitorial services to the Real Property.  Lessee shall promptly pay, as the same become due and payable, all bills, charges, fees, assessments and exactions for all water, gas, electricity, heat, refuse pickup, sewer service, telephone, and any other utilities, materials and services furnished to the Real Property and/or used by Lessee in, on or about the Real Property.  In no event shall Lessor be liable for any interruption or failure of any utility services for any cause, whether or not within Lessor’s control or due to Lessor’s act or neglect.

10.	Repairs and Maintenance.

A.
Lessor's Repairs:  Lessor shall be solely responsible for maintaining the roof, foundation and structural walls of the Laboratory and Ancillary Buildings (excluding any repairs required to the negligence or willful misconduct of Lessee or Lessee’s employees, agents, contractors and representatives, which repairs shall be performed by Lessee at Lessee’s sole cost and expense).

Lease Agreement, page 8

B.
Lessee’s Repairs:  Except as provided in Section 10 (A), Lessee shall be solely responsible for any and all other repairs and maintenance, including replacement, of the Real Property, including but not limited to replacement of doors and windows and repair of the electrical and plumbing systems.  Lessee shall also be solely responsible for the repair, maintenance and replacement of the FF&E and, subject to the terms set forth in Section 18, the Heavy Equipment.

11.	Alterations.

A.           Lessee shall not install any signs, fixtures, improvements, nor make or permit any other alterations or additions (individually, an “Alteration”, and collectively, the “Alterations”) to the Real Property without the prior written consent of Lessor, which consent Lessor may withhold in the exercise of Lessor’s sole and absolute discretion.  If any such Alteration is expressly permitted by Lessor, Lessee shall deliver at least fifteen (15) days prior notice to Lessor, from the date Lessee intends to commence construction, sufficient to enable Lessor to post a Notice of Non-Responsibility.  In all events, Lessee shall obtain all permits or other governmental approvals prior to commencing any of such work and deliver a copy of same to Lessor.  All Alterations shall be at Lessee’s sole cost and expense in accordance with plans and specifications which have been previously submitted to and approved in writing by Lessor, and shall be installed by a licensed, insured (and bonded, at Lessor’s option) contractor (reasonably approved by Lessor) in compliance with all applicable laws.  In addition, all work with respect to any Alterations must be done in a good and workmanlike manner.  Lessor’s approval of any plans, specifications or working drawings for Lessee’s Alterations shall not create nor impose any responsibility or liability on the part of Lessor for their completeness, design sufficiency, or compliance with any laws, ordinances, rules and regulations of governmental agencies or authorities.  In performing the work of any such Alterations, Lessee shall have the work performed in such a manner as not to obstruct access to the Laboratory.  As Additional Rent hereunder, Lessee shall reimburse Lessor, within ten (10) days after demand, for actual legal, engineering, architectural, planning and other expenses incurred by Lessor in connection with Lessee’s Alterations. If Lessee makes any Alterations, Lessee agrees to carry “Builder’s All Risk” insurance, in an amount approved by Lessor and such other insurance as Lessor may require, it being understood and agreed that all of such Alterations shall be insured by Lessee in accordance with Section 7 A. immediately upon completion thereof.  Lessee shall keep the Real Property free from any liens arising out of any work performed, materials furnished or obligations incurred by or on behalf of Lessee.  Lessee shall, prior to construction of any and all Alterations, cause its contractor(s) and/or major subcontractor(s) to provide insurance as reasonably required by Lessor, and Lessee shall provide such assurances to Lessor, including without limitation, waivers of lien, surety company performance bonds as Lessor shall require to assure payment of the costs thereof to protect Lessor and the Real Property from and against any loss from any mechanic’s, material men’s or other liens.

Lease Agreement, page 9

B.           At the expiration of the Term or earlier termination of this Lease, Lessee shall surrender the Real Property to Lessor (a) in good condition and repair (damage by acts of God, casualty, and normal wear and tear excepted), but with all interior walls cleaned, any carpets cleaned, all floors cleaned and waxed, all non-working light bulbs and ballasts replaced and all roll-up doors and plumbing fixtures in good condition and working order, and (b) in accordance with the provisions of this Section 11.  Normal wear and tear shall not include any damage or deterioration that would have been prevented by proper maintenance by Lessee, or Lessee otherwise performing all of its obligations under this Lease.  On or before the expiration or earlier termination of this Lease, (i) Lessee shall remove all of Lessee’s Property and Lessee’s signage from the Real Property, (ii) Lessor may, by notice to Lessee given not later than ninety (90) days prior to the Expiration Date (except in the event of a termination of this Lease prior to the scheduled Expiration Date, in which event no advance notice shall be required), require Lessee, at Lessee’s expense, to remove any or all Alterations and Lessee shall remove such requested Alterations from the Real Property, and (iii) to the extent Lessor has advised Lessee on or about the time that the Lessee Improvements were constructed and installed in the Real Property that Lessee is to remove all or portions of the items comprising the Lessee Improvements (the “Removable TIs”), Lessee shall remove the Removable TIs.  Lessee shall repair any damage caused by such removal of the Lessee’s Property, the requested Alterations and the Removable TIs.  For purposes hereof, the term “Lessee’s Property” shall mean and refer to all equipment, trade fixtures, computer wiring and cabling, furnishings, inventories, goods and personal property of Lessee.  Any of Lessee’s Property not so removed by Lessee as required herein shall be deemed abandoned and may be stored, removed, and disposed of by Lessor at Lessee’s expense, and Lessee waives all claims against Lessor for any damages resulting from Lessor’s retention and disposition of such property; provided, however, Lessee shall remain liable to Lessor for all costs incurred in storing and disposing of such abandoned property of Lessee.  All Lessee Improvements and Alterations except those which Lessor requires Lessee to remove shall remain in the Real Property as the property of Lessor.  If the Real Property are not surrendered at the expiration of the Term or earlier termination of this Lease, and in accordance with the provisions of this Section 11, Lessee shall continue to be responsible for the payment of Rent until the Real Property are so surrendered in accordance with said provisions.  Lessee shall indemnify, defend and hold the Indemnitees (hereafter defined) harmless from and against any and all damages, expenses, costs, losses or liabilities arising from any delay by Lessee in so surrendering the Property including, without limitation, any damages, expenses, costs, losses or liabilities arising from any claim against Lessor made by any succeeding Lessee or prospective Lessee founded on or resulting from such delay and losses and damages suffered by Lessor due to lost opportunities to lease any portion of the Real Property to any such succeeding Lessee or prospective Lessee, together with, in each case, actual attorneys’ fees and costs.  The terms of this Section 11 shall survive the expiration or earlier termination of this Lease.

Lease Agreement, page 10

12.	Default; Remedies.

A.           Default.  A “Default” is defined as a failure by Lessee to:

1.           Pay Base Rent or any other sum due to Lessor within ten (10) days after a Due Date (however, if Lessee fails to Base Rent within ten (10) days after a Due Date more than two (2) times in any twelve (12) consecutive period, then Lessee shall be deemed to be in default and any late charges and interest shall accrue as of the Due Date); or

2.           Perform any other term, covenant or provision of this Lease for a period of ten (10) days after notice from Lessor (provided, however, that if such term, covenant or provision cannot reasonably be performed within ten (10) days, then Lessee shall not be in Default if Lessee commences such cure within such ten (10) day period and thereafter continuously and diligently pursues such performance, but the time allowed for curing such default shall in no event exceed thirty (30) days); or

3.           Any act or omission on the part of Lessee that causes any violation of the conditions and requirements relating to the EPA Permit, including and conditions and requirements set forth in the Fact Sheet (as defined below).

B.           Remedies.  If Lessee is in Default of any affirmative duty or obligation of Lessee under this Lease, then upon ten (10) days’ prior written notice to Lessee (or in case of an emergency, without notice), Lessor may at its option (but without obligation to do so), perform such duty or obligation on Lessee’s behalf, including but not limited to the obtaining of reasonably required bonds, insurance policies, or governmental licenses, permits or approvals.  The costs and expenses of any such performance by Lessor shall be due and payable by Lessee to Lessor upon invoice therefore.  If any check given to Lessor by Lessee shall not be honored by the bank upon which it is drawn, Lessor, at its option, may require all future payments to be made under this Lease by Lessee to be made only by cashier’s check.  In the event of a Default by Lessee, and without limiting Lessor in the exercise of any other right or remedy which Lessor may have by reason of such Default, Lessor may:

Lease Agreement, page 11

1.           Terminate Lessee’s right to possession of the Real Property by any lawful means, in which case this Lease and the Term shall terminate and Lessee shall immediately surrender possession of the Real Property to Lessor.  In such event Lessor shall be entitled to recover from Lessee: (i) the worth at the time of the award of the unpaid rent which had been earned at the time of termination; (ii) the worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that the Lessee proves could have been reasonably avoided; (iii) the worth at the time of award of the amount by which the unpaid rent for the balance of the Term after the time of award exceeds the amount of such rental loss that the Lessee proves could be reasonably avoided; and (iv) any other amount necessary to compensate Lessor for all the detriment proximately caused by the Lessee’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result from including but not limited to the cost of recovering possession of the Real Property, expenses of reletting, including necessary renovation and alteration of the Real Property, reasonable attorneys’ fees, and that portion of any leasing commission paid by Lessor applicable to the unexpired Term.  The “worth at the time of award” of the amounts referred to in clauses (i) and (ii) shall be computed with interest at the rate of ten percent (10%) per annum.  The “worth at the time of award” of the amount referred to in clause (iii) above shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).  Efforts by Lessor to mitigate damages caused by Lessee’s Default shall not waive Lessor’s right to recover damages under this Section.  The expiration or termination of this Lease and/or the termination of Lessee’s right to possession shall not relieve Lessee from liability under any indemnity provisions of this Lease as to matters occurring or accruing during the Term or by reason of Lessee’s occupancy of the Real Property.

2.           Continue the Lease and Lessee’s right to possession in effect and recover the rent as it becomes due, provided Lessee has the right to sublet or assign, subject only to reasonable limitations.  Acts of maintenance or preservation, efforts to relet the Real Property, or the appointment of a receiver to protect the Lessor’s interest under the Lease, shall not constitute a termination of the Lessee’s right to possession.

3.           Pursue any other remedy now or hereafter available to Lessor under the laws or judicial decisions of the State of Nevada.

13.
Inspection.  Lessee shall permit Lessor and his agents to enter the Property at all reasonable times for any of the following purposes to inspect the same:  (i) to maintain the building in which the said premises are located, (ii) to make repairs to the Property as the Lessor is obligated or may elect to make, and (iii) to post notices of non-responsibility for alterations or additions or repairs.

Lease Agreement, page 12

14.	Hazardous Substances.

A.          General.  The term “Hazardous Substance” as used in this Lease shall mean any product, substance, chemical, material or waste which is:  (i) potentially injurious to the public health, safety or welfare, the environment or the Real Property; (ii) regulated or monitored by any governmental authority or statutory or regulatory scheme; or (iii) a basis for liability to any governmental agency or third party under any applicable statute or common law theory.  Hazardous Substance shall include, but not be limited to, hydrocarbons, petroleum, gasoline, crude oil or any products, by-products or fractions thereof.  If Lessee brings any Hazardous Substance onto the Real Property, then it shall at all times handle such Hazardous Substance strictly in compliance with all applicable laws, codes, rules and regulations.  Lessee shall not cause or permit any Hazardous Substance to be spilled or released in, on, under or about the Real Property (including through the plumbing or sanitary sewer system) and shall promptly, at Lessee’s sole expense, take all investigatory and/or remedial action reasonably recommended, whether or not formally ordered or required, for the monitoring and cleanup of any contamination of the Real Property or neighboring properties that was caused or materially contributed to by Lessee, or pertaining to or involving any Hazardous Substance and/or storage tank brought onto the Real Property by or for Lessee.

B.           Duty to Inform Lessor.  If Lessee knows, or has reasonable cause to believe, that a Hazardous Substance has been released in, on, under or about the Real Property, then Lessee shall immediately give written notice of such fact to Lessor and shall immediately give Lessor a copy of any statement, report or notice concerning such event.

C.           Indemnification.  Lessee shall indemnify, protect, defend and hold Lessor and its partners, members and agents harmless from and against any and all losses, damages, liabilities, judgments, costs, claims, liens, expenses, penalties, permits and attorneys’ and consultants’ fees arising out of or involving any Hazardous Substance in or on the Real Property, except if such Hazardous Substances were placed on the Real Property by Lessor or its agents or contractors.  Lessee’s obligations under this Section 11 C. shall include, but not be limited to, the effects of any contamination or injury to person, property or the environment, and the cost of investigation (including consultants’ and attorneys’ fees and testing), removal, remediation, restoration and/or abatement thereof, or of any contamination therein involved, and shall survive the expiration or earlier termination of this Lease.  No termination, cancellation or release agreement entered into by Lessor and Lessee shall release Lessee from its obligations under this Lease with respect to Hazardous Substances, unless specifically so agreed by Lessor in writing at the time of such agreement.

Lease Agreement, page 13

D.           Lessee’s Compliance with Law.  At Lessee’s sole cost and expense, Lessee shall fully, diligently and in a timely manner comply with all “Applicable Law,” which term is used in this Lease to include all local, state and federal laws, codes, rules, regulations, ordinances, directives, covenants, easements and restrictions of record, permits, the requirements of any applicable fire insurance underwriter or rating bureau, and the recommendations of Lessor’s engineers and/or consultants, relating in any manner to the Real Property or Lessee’s use thereof (including but not limited to matters pertaining to industrial hygiene, environmental conditions and Hazardous Substances or storage tanks), now in effect or which may hereafter come into effect, and whether or not reflecting a change in policy from any previously existing policy.  Lessee’s obligations hereunder shall include the obligation to make any and all alterations and improvements to the Real Property required in order to comply with Applicable Laws relating to the Real Property or Lessee’s use of the Property.  Lessee shall, within five (5) days after receipt of Lessor’s written request, provide Lessor with copies of all documents and information, including, but not limited to, permits, registrations, manifests, applications, reports and certificates, evidencing Lessee’s compliance with any Applicable Law specified by Lessor, and shall immediately upon receipt, notify Lessor in writing (with copies of any documents involved) of any threatened or actual claim, notice, citation, warning, complaint or report pertaining to or involving failure by Lessee or the Property to comply with any Applicable Law.

E.           Inspection.  Lessor and Lessor’s consultants shall have the right to enter the Real Property at any time, in the case of an emergency, and otherwise at reasonable times and upon reasonable written or oral notice, for the purpose of inspecting the condition of the Proprty and for verifying compliance by Lessee with this Lease and all Applicable Laws.

15.	Damage or Destruction.

A.           Lessee’s Notice.  Lessee shall notify Lessor in writing immediately upon the occurrence of any damage to the Real Property.  Following any damage to or destruction of the Real Property, Lessor shall repair the damage as soon as reasonably practicable under the circumstances, and this Lease shall remain in effect, unless Lessor elects to terminate this Lease pursuant to Section 15 B.

B.           Lessor’s Options to Terminate.  Notwithstanding Section 15 A., Lessor shall have the right to terminate this Lease in each of the following circumstances:  (1) damage to twenty percent (25%) or more of the total floor area in the Laboratory or twenty percent (25%) or more of the total floor area of the Ancillary Buildings; or (2) the cost of repair exceeds $100,000.00; or (3) Lesor determines that repair and reconstruction cannot be substantially completed within 360 days after the date of the damage; or (4) the insurance proceeds received by Lessor with respect to such damage are not sufficient to pay the entire cost of repair, or the cause of the damage is not covered by insurance policies; or (5) the damage to the Real Property occurs during the last three (3) months of the Term.  All determinations as to the amount of damage, the time required for repair and other issues relating to damage and rebuilding shall be determined by Lessor in Lessor’s sole but good faith discretion, whose determination shall be final and binding on Lessee.  In each of the foregoing circumstances, Lessor shall have the right to terminate this Lease, as of the date the damage occurred.

Lease Agreement, page 14

16.	Assignment and Subletting.

A.           Lessor’s Consent Required.  Lessee shall not voluntarily or by operation of law assign, transfer, mortgage or otherwise transfer or encumber (collectively, “assignment”) or sublet all or any part of Lessee’s interest in this Lease or in the Property without Lessor’s prior written consent, which shall not be unreasonably withheld. A change in the control of Lessee shall constitute an assignment requiring Lessor’s consent.  The transfer, on a cumulative basis, of fifty percent (50%) or more of the voting control of Lessee shall constitute a change in control for this purpose.

B.           Terms and Conditions Applicable to Assignment and Subletting.

1.
Regardless of Lessor’s consent, no assignment or subletting shall:  (i) be effective without the express written assumption by such assignee or sublessee of the obligations of Lessee under this Lease; (ii) release Lessee of any obligations hereunder; or (iii) alter the primary liability of Lessee for the payment of Base Rent and other sums due Lessor hereunder or for the performance of any other obligations to be performed by Lessee under this Lease.

2.
The consent of Lessor to any assignment or subletting shall not constitute a consent to any subsequent assignment or subletting by Lessee or to any subsequent or successive assignment or subletting by the assignee or sublessee.  However, Lessor may consent to subsequent sublettings and assignments of the sublease or any amendments or modifications thereto without notifying Lessee or anyone else liable on the Lease or sublease and without obtaining their consent, and such action shall not relieve such persons from liability under this Lease or sublease.

3.
Each request for consent to an assignment or subletting shall be in writing, accompanied by information relevant to Lessor’s determination as to the financial and operational responsibility and appropriateness of the proposed assignee or sublessee, including but not limited to the intended use and/or required modification of the Real Property.  Lessee shall provide Lessor with such other or additional information and documentation as may be reasonably requested by Lessor.

Lease Agreement, page 15

4.
Lessee acknowledges and agrees that, among other grounds upon which Lessor could reasonably withhold consent to a proposed assignment or subletting, it shall be reasonable for Lessor to withhold consent where:  (i) the proposed assignee or sublessee does not intend itself to occupy the entire portion of the Real Property assigned or sublet; (ii) Lessor disapproves of the proposed assignee’s or sublessee’s business operating ability or history, or the reputation of the proposed assignee or sublessee, or the character of the business to be conducted by the proposed assignee or sublessee at the Real Property; (iii) Lessor determines that the proposed assignee or sublessee does not have sufficient net worth and net current assets to operate its business in the Real Property and to meet the financial and other obligations of this Lease; or (iv) Lessor otherwise determines that the proposed assignment or sublease would have the effect of decreasing the value of the Real Property or increasing the expenses associated with operating, maintaining and repairing the Real Property.

C.           Payment of Consideration to Lessor.  If Lessor consents to any assignment or sublease hereunder, then Lessee shall pay to Lessor, immediately upon Lessee’s receipt thereof, any and all “consideration” (as defined below) received by Lessee on account of such transaction, howsoever the same may be denominated or characterized, to the extent that such consideration exceeds:  (i) the unamortized cost of any leasehold improvements to the Real Property made and paid for by Lessee; and (ii) in the case of subleases, the pro rata portion of the Base Rent and other charges payable by Lessee hereunder attributable to the sublet portion of the Real Property, based on the gross leasable area of the Real Property and the gross leasable area of the sublet portion of the Real Property.  As used herein, “consideration” includes any and all consideration received by Lessee on account of such assignment or subletting, but only to the extent that such consideration reflects or is attributable (either directly or indirectly) to the value of the Real Property or Lessee’s leasehold estate under this Lease, including rent and all other amounts payable in connection with such transaction, but specifically excluding the good will attributable to Lessee’s business operations in the Real Property, to the extent that such good will does not reflect the value of the Real Property or Lessee’s leasehold estate under this Lease.

17.
Condemnation.  If the Real Property or any portion thereof is taken under the power of eminent domain or sold under the threat of the exercise of such power (all of which are herein called “condemnation”), this Lease shall terminate as to the part so taken as of the date the condemning authority takes title or possession, whichever first occurs.  If more than thirty percent (30%) of the floor area of the Laboratory or the Ancillary Buildings is taken by condemnation, then this Lease shall terminate.  If this Lease does not terminate in accordance with the foregoing, this Lease shall remain in full force and effect as to the portion of the Real Property remaining; provided, however, that if the taking reduces the rentable floor area of the Laboratory or the Ancillary Buildings, then the Base Rent shall be reduced in the same proportion as the rentable floor area of the Laboratory or the Ancillary Buildings taken bears to the total rentable floor area of the Laboratory or the Ancillary Buildings.  Any award for the taking of all or any part of the Real Property under the power of eminent domain or any payment made under threat of the exercise of such power shall be the property of Lessor, whether such award shall be made as compensation for diminution in value of the leasehold or for the taking of the fee, or as severance damages; provided, however that Lessee shall be entitled to any compensation separately awarded to Lessee for Lessee’s relocation expenses and/or loss of Lessee’s Property.  If this Lease is not terminated by reason of such condemnation, Lessor shall to the extent of its net severance damages received, over and above the legal and other expenses incurred by Lessor in the condemnation matter, repair any damage to the Real Property caused by such condemnation, except to the extent that Lessee has been reimbursed therefor by the condemning authority.  Lessee shall be responsible for the payment of any amount in excess of such net severance damages required to complete such repair.  In the event of a condemnation, the Parties’ rights and obligations shall be governed solely by this Lease, and Lessee waives any right to terminate this Lease (or any other right) available under applicable law.

Lease Agreement, page 16

18.
The FF&E and Heavy Equipment.  Lessee shall not encumber, sell, transfer, remove or otherwise convey the FF&E and Heavy Equipment.  Upon the expiration or earlier termination of this Lease, Lessee shall return the FF&E and Heavy Equipment to Lessor in no worse condition than the condition they were in upon the Commencement Date.  Lessee shall be solely responsible for repairing and maintaining the FF&E and Heavy Equipment at Lessee’s sole cost and expense.  Notwithstanding anything in this Section 18 to the contrary, Lessee believes that some of the Heavy Equipment may not be in good operating condition as of the date of this Lease.  Within thirty (30) days after the date of this Lease, Lessor and Lessee shall jointly inspect the Heavy Equipment.  If during such inspection Lessor and Lessee determine that any of the Heavy Equipment is not in good operating condition, a list of same shall be prepared identifying the Heavy Equipment that is not in good operating condition and Lessor and Lessee shall sign such list and the list shall be appended to this Lease as Schedule 18.  Until and unless Lessor repairs the Heavy Equipment listed on Schedule 18, and Lessee confirms in writing that such repairs have been made, Lessee shall have no obligation to repair such Heavy Equipment.  If the cost of repairs to a single piece of Heavy Equipment (whether on the aforementioned list or not) exceeds Three Thousand Dollars ($3,000) (the “Excess Costs ”), Lessee shall give notice thereof to Lessor and shall provide Lessor with three (3) cost estimates to repair same.  If Lessor accepts one of the cost estimates (the “Approved Repair Estimate”), Lessor shall provide written notice thereof to Lessee and if Lessee elects to have the repair(s) covered by the Approved Repair Estimate performed, the Excess Costs of such repair(s) shall be amortized over a period of ten (10) years, and Lessee shall only pay that portion of the Excess Costs equal to the product of the Excess Costs times a fraction, the numerator of which is 2 and the denominator of which is 10.  For example, if an Approved Repair Estimate is $6,000, Lessee would pay the first $3,000, and the balance would be paid as follows - $1,200 by Lessee and $1,800 by Lessor (i.e. $3,000 times a fraction, whose numerator is 2 and whose denominator is 5).  In no event shall Lessee have any right to terminate this Lease or to withhold, abate or offset any Base Rent or other amounts payable to Lessor under this Lease due to Lessee’s inability to use the FF&E or Heavy Equipment for any reason.  If at the expiration or earlier termination of this Lease the FF&E and Heavy Equipment are no longer located on the Real Property or are not in good operating condition or are not in the same condition as existed on the Commencement Date, Lessee shall pay to Lessor the cost of replacing and/or repairing the FF&E and Heavy Equipment.  The obligations contained in this Section 18 shall survive the expiration or earlier termination of the Lease.  Lessee warrants and represents that only persons duly licensed and experienced will operate the Heavy Equipment.  Lessee shall defend, indemnify and hold Lessor, Roger Graham and Liberty Processing, LLC harmless from and against any and all claims, demands, causes of action, judgments, liabilities, damages, fines, penalties, costs and expenses, including attorney’s fees, expert witness fees, consultant fee and court costs relating to or arising from Lessee’s use of the FF&E and Heavy Equipment.

Lease Agreement, page 17

19.
Holding Over.  If Lessee holds over after the expiration of the Lease Term hereof, with or without the express or implied consent of Lessor, such tenancy shall be from month-to-month only, and shall not constitute a renewal hereof or an extension for any further term, and in such case Base Rent shall be payable at a monthly rate equal to one hundred fifty percent (150%) of the Base Rent applicable during the last month of the Term. Such month-to-month tenancy shall be subject to every other term, covenant and agreement contained herein.  Lessor hereby expressly reserves the right to require Lessee to surrender possession of the Property to Lessor as provided in this Lease upon the expiration or other termination of this Lease.  The provisions of this Section 19 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Lessor provided herein or at law.  If Lessee fails to surrender the Property upon the termination or expiration of this Lease, in addition to any other liabilities to Lessor accruing therefrom, Lessee shall protect, defend, indemnify and hold Lessor harmless from all claims resulting from such failure, including but not limited to, any claims made by any succeeding Lessee founded upon such failure to surrender, and any lost profits to Lessor resulting therefrom.

19.
It is understood and agreed that the relationship of the parties hereto is strictly that of Lessor and Lessee and that the Lessor has no ownership in the Lessee's enterprise and the Agreement shall not be construed as a joint venture or partnership.  The Lessee is not and shall not be deemed to be an agent or representative of the Lessor.

20.
All covenants, conditions and agreements and undertakings contained in this Agreement shall extend to and be binding on the respective heirs, successors and assigns of the respective parties hereto the same as if they were in every case named and expressed.

21.
It is further understood and agreed by and between the Lessor and Lessee that, on account of breach or default by either party of any of their obligations hereunder, it shall become necessary for the other party to employ and/or consult with an attorney to give advice, or to enforce or demand any of either party's rights or remedies hereunder, then, and in any such event, the defaulting or breaching party shall pay all attorney fees, court costs and other expenses occasioned by such default(s) or breach(es).

Lease Agreement, page 18

22.	Written notice to Lessor, all rent checks and all notices from Lessee to Lessor shall be served or sent to:

Father Gregory Ofiesh and Mary Jane Ofiesh
10 Spring Valley Lane
Millbrae, CA 94401

Until further written notice to Lessor, all notices from Lessor to Lessee shall be served or sent to Lessee at the following address:

Shea Mining & Milling LLC
216 Starlight Lane
Royse City, TX 75189

With a copy to:
Frank Dasaro
4 Sandra Court
Huntington Station, NY 11746

Any notice, demand, request, consent or approval that either party desires or is required to give to the other party under this Lease shall be in writing and shall be served personally, delivered by messenger or courier service, or sent by U.S. certified mail, return receipt requested, postage prepaid, addressed to the other party at the party’s address for notices set forth above.  Any notice required pursuant to any Laws may be incorporated into, given concurrently with or given separately from any notice required under this Lease.  Notices shall be deemed to have been given and be effective on the earlier of (a) receipt (or refusal of delivery or receipt); or (b) one (1) business day after acceptance by the independent service for delivery, if sent by independent messenger or courier service, or three (3) business days after mailing if sent by mail in accordance with this Section.  Either party may change its address for notices hereunder, effective fifteen (15) days after notice to the other party complying with this Section.  If Lessee sublets the Real Property, notices from Lessor shall be effective on the subLessee when given to Lessee pursuant to this Section.

23.
Broker.  Each of Lessee and Lessor represents and warrants to the other that it has had no dealings with any person, firm, broker or finder (“Broker”) in connection with the negotiation of this Lease and/or the consummation of the transaction contemplated hereby, and that no other broker, person, firm or entity is entitled to any commission or finder’s fee in connection with such transaction.  Each of Lessee and Lessor hereby agrees to indemnify, protect, defend and hold the other harmless from and against liability for compensation or charges which may be claimed by any other broker, finder or other similar party by reason of any dealings or actions of the indemnifying Party, including any costs, expenses, attorneys’ fees reasonably incurred with respect thereto.

Lease Agreement, page 19

24.
Estoppel Certificates.  Within ten (10) days after written notice from Lessor, Lessee shall deliver to Lessor an estoppel certificate certifying as to:  (i) whether this Lease is in full force and effect; (ii) whether there are any defaults under this Lease; (iii) whether this Lease has been amended; and (iv) any other matters requested by Lessor.

25.
Lessor’s Liability.  The term “Lessor” as used herein shall mean the owner or owners at the time in question of the fee title to the Real Property.  If this Lease provides for a security deposit, then in the event of a transfer of Lessor’s title to the Real Property or in this Lease, Lessor shall deliver to the transferee or assignee (in cash or by credit) any unused security deposit held by Lessor at the time of such transfer or assignment.  Upon such transfer or assignment, Lessor shall be relieved of all liability with respect to the obligations under this Lease thereafter to be performed by the Lessor.  Subject to the foregoing, the obligations in this Lease to be performed by the Lessor shall be binding only upon the Lessor as hereinabove defined.  Neither Lessor nor any of Lessor’s constituent members (whether partners, shareholders, officers, directors, trustees, employees or otherwise) shall ever be personally liable under this Lease.  Lessee will look solely to Lessor’s interest in the Real Property for any recovery of damages against Lessor.  None of the members of Lessor (whether partners, shareholders, officers, directors, trustees, employees or otherwise) shall ever be personally liable for any judgment against Lessor, and Lessee shall look solely to Lessor’s interest in the Real Property.

26.	Severability. The invalidity of any provision of this Lease, as determined by a court of competent jurisdiction, shall in no way affect the validity of any other provision hereof.

27.	Time of Essence. Time is of the essence with respect to the performance of all obligations to be performed or observed by the Parties under this Lease.

28.	Rent Defined. All monetary obligations of Lessee to Lessor under the terms of this Lease are deemed to be rent.

29.
No Prior or Other Agreements.  This Lease contains all agreements between the Parties with respect to any matter mentioned herein, and no other prior or contemporaneous agreement or understanding shall be effective.

Lease Agreement, page 20

30.
Waivers.  No waiver by Lessor of a Default of any term, covenant or condition hereof by Lessee shall be deemed a waiver of any other term, covenant or condition hereof, or of any subsequent Default by Lessee of the same or of any other term, covenant or condition hereof.  Lessor’s consent to, or approval of, any act shall not be deemed to render unnecessary the obtaining of Lessor’s consent to, or approval of, any subsequent or similar act by Lessee, or be construed as the basis of an estoppel to enforce the provision or provisions of this Lease requiring such consent.  Regardless of Lessor’s knowledge of a Default at the time of accepting rent, the acceptance of rent by Lessor shall not be a waiver of any preceding Default by Lessee of any provision hereof, other than the failure of Lessee to pay the particular rent so accepted.  Any payment given Lessor by Lessee may be accepted by Lessor on account of moneys or damages due Lessor, notwithstanding any qualifying statements or conditions made by Lessee in connection therewith, which such statements and/or conditions shall be of no force or effect whatsoever unless specifically agreed to in writing by Lessor at or before the time of deposit of such payment.

31.	Recording. Neither this Lease nor any memorandum of this Lease shall be recorded.

32.	No Right To Holdover. Lessee has no right to retain possession of the Real Property or any part thereof beyond the expiration or earlier termination of this Lease.

33.	Cumulative Remedies. No remedy or election hereunder shall be deemed exclusive but shall, wherever possible, be cumulative with all other remedies at law or in equity.

34.
Binding Effect; Choice of Law.  This Lease shall be binding upon the Parties, their personal representatives, successors and assigns and be governed by the laws of the State of Nevada.  Any litigation between the Parties hereto concerning this Lease shall be initiated in the County in which the Real Property is located.

35.	Amendments. This Lease may be modified only by a written agreement signed by the Parties.

Lease Agreement, page 21

36.
The EPA Permit.  Lessee agrees and acknowledges that the EPA Permit is not held by Lessor and will be held by Liberty Processing, LLC, provided that it is issued.  If the EPA Permit is not issued to Liberty Processing, LLC, Lessee shall have the right to terminate this Lease by providing ten (10) days prior notice to Lessor, whereupon this Lease shall terminate upon the expiration of such ten (10) day period and Lessor and Lessee shall be released and fully discharged from all obligations and liabilities under this Lease, except for those obligations which by the express or implied terms of this Lease are intended to survive the expiration or earlier termination hereof.  Lessor shall use commercially reasonable efforts to cause Liberty Processing, LLC to maintain the EPA Permit throughout the Term of this Lease.  If the EPA Permit is terminated or suspended due solely to the acts or omissions of Liberty Processing, LLC and not due to any act or omission on the part of Lessee, Lessee shall have the right to terminate this Lease by providing Lessor with thirty (30) days prior written notice, whereupon this Lease shall terminate upon the expiration of such thirty (30) day period.  Upon such termination, Lessor and Lessee shall be released and fully discharges from all of their respective obligations under this Lease, except Lessee shall remain liable to Lessor with respect to any indemnity or restoration obligations under this Lease or any other obligations under this Lease which by the express or implied terms of this Lease are intended to survive the expiration or earlier termination of this Lease.  If Lessee is unable to use the EPA Permit due to any act or omission on the part of Lessee or Lessee’s agents, employees, contractors or consultants, this Lease shall remain in full force and effect and Lessee shall continue to pay the Base Rent and all other payments due under this Lease without any abatement, reduction or offset.  Lessee shall enter into a written consulting or other agreement with Liberty Processing, LLC, on terms mutually acceptable to Lessee and Liberty Processing, LLC (the “LP Contract”), to enable Lessee to be able to use the Property under the terms of the EPA Permit.  Any default by Lessee under the terms of the LP Contract shall also constitute a default under this Lease.  Lessee hereby warrants and represents that (a) Lessee has read and fully understands the EPA Permit and the Fact Sheet (“Fact Sheet”), a copy of which is attached hereto as Exhibit “F”, and (b) the EPA Permit is acceptable to Lessee in all respects.  Lessee shall comply with all of the terms, covenants and conditions set forth in the EPA Permit, Fact Sheet and applicable laws.  Lessee shall not engage in any acts or omissions that will cause a violation of the EPA Permit, Fact Sheet or applicable laws.

37.
Lessee shall not hold Lessor responsible for any loss or damage to Lessee’s Property, fixtures, merchandise, leasehold improvements, or to the demised premises, or to property, fixtures, or merchandise belonging to Lessee’s agents, servants, contractors, employees, licensees, invitees or customers caused by burglary, theft, robbery, vandalism, forced entry or riot, and Lessee shall promptly repair any damage or loss on or about the premises caused by burglary, theft, robbery, vandalism, forced entry or riot at Lessee’s sole cost and expense.

38.
Lessor and Lessee agree and acknowledge that Lessor reserves the right to lease or license a portion of the Real Property to a cell tower company, telecommunications company or other company that installs cell antennae, towers or dishes, and all income derived from such lease or license shall belong to Lessor.

39.	Use of Laboratory. Lessee agrees that Liberty Processing LLC may use the Laboratory for its own account provided that such use does not interfere with Lessee’s use of the Laboratory.

Lease Agreement, page 22

SSOR	LESSEE

FATHER GREGORY OFIESH	SHEA MINING & MILLING LLC,
a Nevada Corporation.

/s/ Father Gregory Ofiesh	By: /s/ Richard Mittasch

MARY JANE OFIESH	Name: Mr. Richard Mittasch

/s/ Mary Jane Ofiesh	Title: Director

By: /s/ Frank Dasaro

Name: Mr. Frank Dasaro

Title: Director

Lease Agreement, page 23

EXHIBIT “A”

LEGAL DESCRIPTION

Lease Agreement, page 24

LEGEND:
BASIS OF BEARING:
REFERENCES:
CURVE TABLE
PARCEL
GROSS
NET
GRAPHIC SCALE
COUNTY RECORDER'S NOTE:
PARCEL MAP
PARCEL 1 OF MAP No. 214166, OF THE
NE 1/4, OF SEC 1,
NYE COUNTY, NEVADA
WEISS BLVD
POPLAR AVE
COTTONWOOD LN
CONESTOGA AVE
MECCA RD
MINER RD
PARCEL 1
PARCEL 2
PARCEL 3
PARCEL 4
BUILDING 2

Lease Agreement, page 25

EXHIBIT “B”

LIST & CONDITION OF FF&E

Lease Agreement, page 26

EXHIBIT “C”

LIST OF HEAVY EQUIPMENT

1.	One (1) Backhoe 760 Case
2.	One (1) Water Truck
3.	One (1) Military Fork Lift
4.	Two (2) Shop Fork Lifts.

Lease Agreement, page 27

EXHIBIT “D”

ADDITIONAL USE RESTRICTIONS

1.
Lessee, at Lessee’s sole cost and expense, shall remove all ore and tailings from the Real Property upon the expiration or earlier termination of the Lease.  The obligations under this Section 2 shall survive the expiration or earlier termination of the Lease.

2.	Lessee must obtain its own MSHA contractor identification number.

Lease Agreement, page 28

EXHIBIT “E”

EPA Permit
(Draft)

STATE OF NEVADA

Department of Conservation and Natural Resources

Division of Environmental Protection

Bureau of Mining Regulation and Reclamation

Water Pollution Control Permit

Permittee:                     Liberty Processing, LLC

P.O. Box 37

Amargosa Valley, NV  89020

Permit Number:       NEV2010101 (2010 New Permit)

Pursuant to Nevada Revised Statutes (NRS) 445A.300 through 445A.730, inclusive, and regulations promulgated thereunder by the State Environmental Commission and implemented by the Division of Environmental Protection (the Division), this permit authorizes the Permittee to construct, operate, and close the Liberty Precious Metal Testing and Processing Facility, in accordance with the limitations, requirements and other conditions set forth in this permit.  The Permittee is authorized to process up to 18,500 tons of ore per year.

The facility is located on private land in southern Nye County, approximately 76 miles southeast (by air) from Beatty, Nevada and approximately 36 miles northwest (by air) from Pahrump, Nevada.  The process facility is located in the Amargosa Valley, within a portion of Section 1, Township 17 South, Range 40 East, Mount Diablo Baseline and Meridian (MDB&M).

The Permittee must comply with all terms and conditions of this permit and all applicable statutes and regulations.

This permit is based on the assumption that the information submitted in the renewal application of October 26, 2009, as modified by subsequent approved amendments, is accurate and that the facility has been constructed and is being operated as specified in the application.  The Permittee must inform the Division of any deviation from or changes in the information in the application, which may affect the Permittee’s ability to comply with applicable regulations or permit conditions.

This permit is effective as of Month XX+30, 2010, and shall remain in effect until May 11, 2014, unless modified, suspended, or revoked.

Signed this __th day of ________ 2010.

David Gaskin, P.E.
Chief, Bureau of Mining Regulation and Reclamation

Lease Agreement, page 29

I.	Specific Facility Conditions and Limitations

A.	In accordance with operating plans and facility design reviewed and approved by the Division the Permittee shall:

1.	Construct, operate, and close the facility in accordance with those design plans;

2.	Contain within the fluid management system all process fluids including all meteoric waters which enter the system as a result of the 25-year, 24-hour storm event; and

3.	Not release or discharge any process or non-process contaminants from the fluid management system.

B.	Scheduleof Compliance:

1.
Prior to initiating operations, the Permittee shall schedule a time for the Division to conduct a site inspection to ascertain compliance of the constructed facilities with this Permit and the Mining Regulations (Nevada Administrative Code (NAC) 445A.350 through NAC 445A.447).

2.
The Permittee may not accept, store at the facility or process any material designated as or determined to be hazardous at any time, regardless of its source or origin.  The Permittee must have written certification from a certified environmental manager (CEM) or equivalent, currently registered and in good standing with the state of origin and not affiliated with the Permittee.  The certification must state that the ore or other process feed material is not hazardous, based on the regulatory requirements of the state of origin and must be submitted to the Division prior to the receipt of any material.

3.
Prior to the receipt of any ore or other process feed material to the facility, the material must be characterized for constituents present, the potential for acid generation and the potential to degrade waters of the State. The results must be submitted to the Division for review and approval.

C.	The fluid management system covered by this permit consists of the following process components:

1.
Process building including secondary concrete containment, floor drain, external sump, all process tanks, basins, valves, pumps, piping necessary to interconnect the components within the process building, used in conveyance, control or detection of process fluids between process components.

D.	Monitoring Requirements

Identification		Parameter	Frequency

1.	Water supply well (WSW)	Profile I2, collar elevation (ft amsl) and depth to water (ft bc)	Annually

2.	External collection sump, 500 gallon capacity (ECS)	Average daily accumulation in gallons per day (gpd)	Weekly(1) (once commissioned)

3.	Feed material prior to receipt at the facilit (PFM)	MWMP-Profile II(3), TCLP-8(4), AGP/ANP(5) and dry weight in tons	Per batch, reported quarterly

Lease Agreement, page 30

Identification		Parameter	Frequency

4.	Spent process solid residues (SPS)	MWMP-Profile II(3), TCLP-8(4), AGP/ANP(5) and weight in tons, location of disposal or reuse and shipping manifest	Per batch, prior to disposal/removal off-site, reported quarterly

5.	Spent process liquids (SPL)	Profile II(3) and volume in gallons, location of disposal and shipping manifest	Per batch prior to disposal, reported quarterly

6.	Thickener/Clarifier solution effluent (TCS)	Profile II3	Quarterly

7.	Monitoring Well (MW)	Profile I2, collar elevation (ft amsl) and depth to water (ft bc)	Quarterly

The Permittee may request a reduction in the number of elements and frequency of analyses after four (4) quarters of complete monitoring based on justification other than cost.  Such reductions may be considered formal modifications to the permit.

Footnotes:
(1)
The sump must be inspected and evacuated on a more frequent basis than weekly if the fluid level is above the top of the sump or the invert of any pipe which discharges into the sump, whichever level is lower, or if the potential exists to exceed the sump capacity.  Records are required documenting volume, date and time of extraction to show that sumps are maintained in this condition.

(2)	Profile I:

Alkalinity (as CaCO3)	Cadmium	Magnesium	Selenium
Bicarbonate	Calcium	Manganese	Silver
Total	Chloride	Mercury	Sodium
Aluminum	Chromium	Nickel	Sulfate
Antimony	Copper	Nitrate+Nitrite (Total as N)	Thallium
Arsenic	Fluoride	Nitrogen (Total as N)	Total Dissolved Solids
Barium	Iron	pH (± 0.1 std units)	WAD Cyanide
Beryllium	Lead	Potassium	Zinc

(3)	Profile II includes Profile I plus the following:

Bismuth	Gallium	Phosphorus (Total)	Tin
Boron	Lithium	Scandium	Titanium
Cobalt	Molybdenum	Strontium	Vanadium

Lease Agreement, page 31

(4)	TCLP-8

Arsenic	Cadmium	Lead	Selenium
Barium	Chromium	Mercury	Silver

(5)
When static testing characterization of waste rock shows the potential for acid generation as set forth in the Division’s guidance document “Waste Rock and Overburden Evaluation” (dated September 14, 1990), the Permittee shall notify the Division in writing and initiate kinetic testing within ten (10) days.

If the kinetic test results indicate acid generation conditions exist, the Permittee shall submit in writing, within thirty (30) days, the methods proposed for providing containment of these materials and the anticipated impact this acid generation potential may have on final stabilization of all components affected as defined in NAC 445A.359.

E.	Quarterly and annual monitoring reports and spill reporting shall be in accordance with Part II.B.

F.	All sampling and analytical accuracy shall be in accordance with Part II.E.

G.	Permit Limitations

1.	Failure to meet a Schedule of Compliance date.

2.
Prior to the receipt of any ore or other process feed material by the Permittee, the material must be characterized for constituents present, the potential for acid generation and the potential to degrade waters of the State.  The Liberty Process Facility is prohibited from accepting, stockpiling or processing any hazardous material at any time, regardless of the state of origin.  The Permittee must have written certification from a certified environmental manager (CEM) or equivalent, currently registered and in good standing with the state of origin and not affiliated with the Permittee.  The certification must state that the ore or other process feed material is not hazardous pursuant to the regulations of the state of origin.  In addition, the written certification and characterization results must be submitted to BMRR prior to the receipt of the material by the Permittee.

3.
Only ores or feed material obtained from facilities permitted by the Division and characterized are approved for processing.  For ore feed material from in-state sources currently not permitted by the Division, the Permittee must submit to the Division appropriate application materials and fees for either a separate site-specific Permit for the ore source or incorporation of the ore source into this Permit as a Major Modification.

4.	Ores and other process feed material from out-of-state and processed at the Liberty Process Facility must be obtained from facilities licensed or permitted by the state of origin.

5.	Ores or feed material permitted by the Division and delivered to the process facility may only be stockpiled within authorized containment areas.

6.	The removal of any process solution or solids off-site for disposal or use without prior characterization is prohibited.

7.	On-site disposal of any process solution or solids is prohibited.

Lease Agreement, page 32

8.	Operation and discharge without obtaining authorization(s) from federal, state, county or city authorities is prohibited.

9.	Failure to evacuate the external secondary containment sump. Evacuation must be into the 5000 gallon secondary containment tank inside the process building.

10.	Construction and use of process components without written authorization from NDEP.

11.	Use or storage of chemicals not included in the application must have prior approval of the Division.

Exceedences of these limitations may be permit violations and shall be reported as specified in Part II.B.4.

H.
The facility shall maintain an automated device or a calibrated rain gauge, which shall be monitored daily, to record daily precipitation.  A written record of all daily accumulations of precipitation shall be maintained on site.

I.
The Permittee shall inspect all control devices, systems and facilities weekly.  Drainage and containment systems shall also be inspected during, when possible, and after major storm events.  These inspections are performed to detect evidence of:

1.	Deterioration, malfunction, or improper operation of control systems;

2.	Sudden changes in the level of the contents of any monitoring device; and

3.	Severe erosion or other signs of deterioration in dikes, diversions, or other containment devices.

J.	Prior to initiating permanent closure activities at the facility or any process component within the facility, the Permittee must have an approved final permanent closure plan.

K.
The Permittee shall remit an annual review and services fee in accordance with NAC 445A.232 starting July 1 after the effective date of this permit and every year thereafter until the permit is terminated or the facility has received final closure certification from the Division.

L.	The Permittee shall not dispose of or treat Petroleum-Contaminated Soil (PCS) on the mine site without first obtaining from the Division approval of a PCS Management Plan.

II.	General Facility Conditions and Limitations

A.	General Requirements

1.
The Permittee shall achieve compliance with the conditions, limitations, and requirements of the permit upon commencement of each relevant activity.  The Administrator may, upon the request of the Permittee and after public notice (if required), revise or modify a Schedule of Compliance in an issued permit if he determines good and valid cause (such as an act of God, a labor strike, materials shortage or other event over which Permittee has little or no control) exists for such revision.

2.
The Permittee shall at all times maintain in good working order and operate as efficiently as possible, all devices, facilities, or systems installed or used by the Permittee to achieve compliance with the terms and conditions of this permit.

3.
Whenever the Permittee becomes aware that he failed to submit any relevant facts in the permit application, or submitted incorrect information in a permit application or in any report to the Administrator, the Permittee shall promptly submit such facts or correct information.  Any inaccuracies found in this information may be grounds for revocation or modification of this permit and appropriate enforcement action.

Lease Agreement, page 33

B.	Reporting Requirements

1.	The Permittee shall submit quarterly reports which are due to the Division on or before the 28th day of the month following the quarter and must contain the following:

a.	Monitoring results for the sump identified in Part I.D.2, reported on NDEP Form 0590 or equivalent;

b.	Analytical results of the solution collected from monitoring locations identified in Parts I.D.5 and I.D.6 reported on NDEP Form 0090 or equivalent;

c.	Analytical results of the solution collected from the monitoring location identified in Part I.D.7 reported on NDEP Form 0190 or equivalent;

d.	Dry weight and source of ore or feed material received in accordance with Part I.D.3.

e.	Dry weight of spent process solids for disposal or reuse off-site and destination in accordance with Part I.D.4.

f.	Volume of process liquids for disposal and destination in accordance with Parts I.D.5 and I.D.6.

g.	Water level for the monitoring well identified in Part I.D.7;

h.	Analytical results of the MWMP, ANP/AGP and TCLP-8 testing for the materials identified in Parts I.D.3 and I.D.4, reported on NDEP Form 0090 or equivalent; and

i.	A record of spills and releases, and the remedial actions taken in accordance with the approved Emergency Response Plan on NDEP Form 0490 or equivalent.

Facilities which have not initiated mining or construction, must submit a quarterly report identifying the status of mining or construction.  Subsequent to any noncompliance or any facility expansion which provides increased capacity, the Division may require an accelerated monitoring frequency.

2.	The Permittee shall submit an annual report by February 28th of each year, for the preceding calendar year, which contains the following:

a.	Water level data for and analytical results of water quality samples collected from, the water supply well identified in I.D.1 reported on NDEP Form 0190 or equivalent;

b.	A synopsis of spills and releases on NDEP Form 0390 or equivalent;

c.
A brief summary of site operations, including the number of tons of ore or feed material processed during the year, construction and expansion activities and major problems with the fluid management system;

d.	A table of total monthly precipitation amounts reported for the five-year history previous to the date of submittal;

e.	An updated version of the facility monitoring and sampling procedures and protocols;

Lease Agreement, page 34

f.	An updated evaluation of the closure plan using specific characterization data for each process component with respect to achieving stabilization; and

g.
Graphs of pH, total dissolved solids (TDS), sulfate as SO4, chloride, nitrate (NO3 + NO2 as nitrogen), WAD cyanide, fluoride, zinc, and arsenic concentration (as applicable), versus time for all fluid sampling points.  These graphs shall display a five-year history previous to the date of submittal.  Additional constituents may be required by the Division if deemed necessary.

3.
Spill Reporting Requirements:  The following applies to facilities with an approved Emergency Response Plan.  If a site does not have an approved Emergency Response Plan, then all spills must be reported as per NAC 445A.347.

a.
A release directly into surface or groundwater of any quantity of pollutant, hazardous waste or contaminant must be reported to the Division as soon as possible, but no later than 5 P.M. of the first working day after knowledge of the release.  An oral report shall be made by telephone to 888-331-6337 for in-State callers or (775) 687-9485 for out-of-State callers, and a written report shall be provided within ten (10) days in accordance with Part II.B.4.b.

b.	A release of a substance in a quantity equal to or greater than that covered by 40 C.F.R. Part 302.4 must be reported as required by NAC 445A.347 and Part II.B.3.a.

c.
A release to soil or land surfaces of solutions containing a pollutant, hazardous waste or contaminant and the quantity is equal to or exceeds five hundred (500) gallons, report as per Part II.B.3.a.  Report smaller spills quarterly on NDEP Form 0390 or equivalent.

d.
Petroleum Products:  If a release enters a surface water or is discovered on or in groundwater, or if the quantity is equal to or greater than one hundred (100) gallons released to soil or land surfaces, report in the time frame specified in Part II.B.3.a.  Smaller spills, greater than twenty-five (25) gallons but less than 100 gallons, released to soil or land surfaces, or if discovered in at least three (3) cubic yards of affected soil, are reported quarterly on NDEP Form 0390 or equivalent.

4.	The Permittee shall report to the Administrator any noncompliance with the permit.
a.
Each such event shall be reported orally by telephone to (775) 687-9400, not later than 5 P.M. of the next regular work day from the time the Permittee has knowledge of the circumstances.  This report shall include the following:

i.	Name, address, and telephone number of the owner or operator;
ii.	Name, address, and telephone number of the facility;
iii.	Date, time, and type of incident, condition, or circumstance;
iv.	If materials released, identify material and report total gallons and quantity of contaminant;
v.	Human and animal mortality or injury;
vi.	An assessment of actual or potential hazard to human health and the environment outside the facility; and
vii.	If applicable, the estimated quantity of material that will be disposed and the disposal location.

b.	A written summary shall be provided within ten (10) days of the time the Permittee makes the oral report. The written summary shall contain:

Lease Agreement, page 35

i.	A description of the incident and its cause;
ii.	The periods of the incident (including exact dates and times);
iii.	Whether the cause and its consequences have been corrected, and if not, the anticipated time each is expected to continue; and
iv.	The steps taken or planned to reduce, eliminate, and prevent recurrence of the event.
c.	The Permittee shall take all available and reasonable actions, including more frequent and enhanced monitoring to:

i.	Determine the effect and extent of each incident;
ii.	Minimize any potential impact to the waters of the State arising from each incident;
iii.	Minimize the effect of each incident upon domestic animals and all wildlife; and
iv.	Minimize the endangerment of the public health and safety which arises from each incident.
C.	Administrative Requirements
1.
A valid permit must be maintained until permanent closure is complete.  Therefore, unless permanent closure has been completed, the Permittee shall apply for permit renewal not later than one-hundred twenty (120) days before the permit expires.

2.	All reports and other information requested by the Administrator shall be signed and certified as required by NAC 445A.231.
3.
When ordered consistent with Nevada Statutes, the Permittee shall furnish any relevant information in order to determine whether cause exists for modifying, revoking and reissuing, or permanently revoking this permit, or to determine compliance with this permit.

4.	The Permittee shall maintain a copy of, and all modifications to, the current permit at the permitted facilities at all times.
5.
The Permittee is required to retain during operation, closure and post-closure monitoring, all records of monitoring activities and analytical results, including all original strip chart recordings for continuous monitoring instrumentation, and all calibration and maintenance records.  This period of retention must be extended during the course of any unresolved litigation.

6.
The provisions of this permit are severable.  If any provision of this permit, or the application of any provision of this permit to any circumstance, is held invalid, the application of such provision to other circumstances, and the remainder of this permit, shall not thereby be affected.

7.
The Permittee is authorized to manage fluids and solid wastes in accordance with the conditions of this permit.  Issuance of this permit does not convey property rights of any sort or any exclusive privilege; nor does it authorize any injury to persons or property, any invasion of other private rights, or any infringement of Federal, State or local law or regulations.  Compliance with the terms of this permit does not constitute a defense to any order issued or any action brought under the Water Pollution Control Statutes for releases or discharges from facilities or units not regulated by this permit.  NRS 445A.675 provides that any person who violates a permit condition is subject to administrative or judicial action provided in NRS 445A.690 through 445A.705.

D.	Division’s Authority
The Permittee shall allow authorized representatives of the Division, at reasonable times, and upon the presentation of credentials to:
1.	Enter the Permittee’s premises where a regulated activity is conducted or where records are kept per the conditions of this permit;
2.	Have access to and copy any record that must be kept per the conditions of this permit;
3.	Inspect any facilities, equipment (including monitoring and control equipment), practices, or operations regulated by this permit; and
4.	Sample or monitor for any substance or parameter at any location for the purposes of assuring permit and regulatory compliance.
E.	Sampling and Analysis Requirements
1.	Samples and measurements taken for the purpose of monitoring shall be representative of the monitored activity.

Lease Agreement, page 36

2.	For each measurement or sample taken pursuant to the conditions of this permit, the Permittee shall record the following information:
a.	The exact place, date, and time of the inspection, observation, measurement, or sampling; and

b.	The person(s) who inspected, observed, measured, or sampled.

3.	Samples must be taken, preserved, and labeled according to Division approved methods.
4.	Standard environmental monitoring chain of custody procedures must be followed.
5.
Samples shall be analyzed by a laboratory certified by the State of Nevada.  The Permittee must identify the certified laboratory used to perform the analyses, laboratory reference number, sample date and laboratory test date in quarterly reports.

6.
The accuracy of analytical results, unless otherwise specified, shall be expressed in mg/L and reliable to at least two (2) significant digits.  The analytical methods used must have a lower level of detection equal to or less than one-half the reference value for Profile I constituents.  Profile II constituents that have established reference values shall be quantified using an analytical method with a lower level of detection equal to or less than the reference value.

F.	Permit Modification Requirements
1.
Any material modification must be reported by submission of a new application, or, if such changes will not violate the limitations specified in the permit, by notice to the permit issuing authority of such changes.  Any change which materially modifies, as defined in NAC 445A.365, the permitted facility must comply with NAC 445A.392, NAC 445A.4155, NAC 445A.416, and NAC 445A.417.

2.
Prior to the commencement of mining activities at any site within the State which is owned or operated by the Permittee but not identified and characterized in the application, the Permittee shall submit to the Division a report which identifies the locations of the proposed mine areas and waste disposal sites, and characterizes the potential of mined materials to release pollutants.  Prior to development of these areas the Division shall determine if any of these new sources will be classified as process components and require engineered containment as well as permit modification.

3.
The Permittee must notify the Division in writing at least thirty (30) days before the introduction of process solutions into a new process component or into an existing process component which has been materially modified, or of the intent to commence active operation of that process component.

4.	The Permittee must obtain a written determination from the Administrator of any planned material modification(s) as to whether it is considered a permit modification.
5.
The Permittee must give advance notice to the Administrator of any planned changes or activities which are not material modifications in the permitted facility that may result in noncompliance with permit requirements.

Prepared by:	Rob Kuczynski, P.E.
Date:	Month XX, 2010
Permit Revision 00:	2010 Renewal and change of Permittee and facility name.

Lease Agreement, page 37

EXHIBIT “F”

Fact Sheet
(Draft)

Permittee Name:        Liberty Processing, LLC

Project Name:            Liberty Precious Metal Testing and Processing Facility

Permit Number:         NEV2010101 (2010 New Permit)

A.	Location and General Description

Location:         The Liberty Precious Metal Testing and Processing Facility (Liberty Process Facility) is located on private land in southern Nye County, approximately 76 miles southeast (by air) of Beatty, Nevada and approximately 36 miles northwest (by air) of Pahrump, Nevada.  The process facility is located in the Amargosa Valley, within a portion of Township 17 South, Range 40 East, Section 1, Mount Diablo Baseline and Meridian (MDB&M).

Site Access: From Beatty:  Proceed on US-95 south for a distance of 29 miles to the junction of SR-373.  Proceed south on SR-373 for a distance of approximately 10 miles to the intersection of Mecca Rd.  Proceed west on Mecca Rd. approximately 5 miles to the intersection of Cottonwood Rd.  Proceed north on Cottonwood Rd. for a distance of approximately 1 mile to the entrance of the Liberty Process Facility, located on the east side of Cottonwood Rd.   From Pahrump:  Proceed on SR-160 north for a distance of 27 miles to the Junction of US-95.  Proceed on US-95 north for a distance of 16 miles to the junction of SR-373.  Proceed south on SR-373 for a distance of approximately 10 miles to the intersection of Mecca Rd.  Proceed on Mecca Rd. west approximately 5 miles to the intersection of Cottonwood Rd.  Proceed on Cottonwood Rd. north for a distance of approximately 1 mile to the entrance of the Liberty Process Facility, located on the east side of Cottonwood Rd.

General Description:  The Permittee intends to operate the Liberty Process Facility as a testing and toll milling facility to chemically extract precious metals from off-site ores and other feed material.  The authorized process rate is less than 18,500 tons of ore annually and the expected life of the facility is less than five years.   Processing of any material designated as or determined to be hazardous is strictly prohibited.

The Liberty Process Facility is designed to be operated and closed without any discharge or release in excess of those standards established by regulation except for meteorological events which exceed the 24-hour, 25-year design storm event.

Permitting History:  Water Pollution Control Permit (WPCP) NEV2003104, was first issued to Franklin Lake Resources Inc. (FLRI) for the FLRI Pilot/Test Facility in April 2007.  The WPCP became effective on May 11, 2007 and expired on May 11, 2009.  The pilot facility was designed to test and evaluate various precious metal extraction technologies on ore obtained and transported from FLRI’s small mine near Death Valley Junction, California.

Pursuant to Nevada Administrative Code (NAC) 445A.411, a pilot or testing facility permit may not exceed two (2) years from the effective date.  Testing beyond two (2) years requires submittal of a permit application in accordance with NAC 445A.394 through 445A.398.

Lease Agreement, page 38

Franklin Lake Resources Inc. was dissolved in 2009 and restructured as Liberty Processing, LLC (Liberty).  Since the expired pilot/test facility permit could not be renewed, Liberty submitted a fee and application materials for a Water Pollution Control Permit (WPCP) to chemically process less than 18,250 tons per year.  The Permit was assigned a new identification number (WPCP NEV2010101) and the expiration date will be five years after the initial Pilot Facility Permit May 11, 2009 expiration date.

B.	Synopsis

Ore Characterization: As stated previously, the Permittee intends to operate the Liberty Process Facility as a testing and toll milling facility.  Ores and other process feed material from in-state sources and processed at the Liberty Process Facility must be obtained from Nevada-permitted facilities; otherwise each source will require incorporation into the Liberty WPCP as a Major Modification.  Ores and other process feed material from out-of-state and processed at the Liberty Process Facility must be obtained from facilities licensed or permitted by the state of origin.

Prior to the receipt of any ore or other process feed material by the Permittee, the material must be characterized for constituents present, the potential for acid generation and the potential to degrade waters of the State.  The Liberty Process Facility is prohibited from accepting, stockpiling or processing any hazardous material at any time, regardless of the state of origin.  The Permittee must have written certification from a certified environmental manager (CEM) or equivalent, currently registered and in good standing with the state of origin and not affiliated with the Permittee.  The certification must state that the ore or other process feed material is not hazardous pursuant to the regulations of the state of origin.  In addition, the written certification and characterization results must be submitted to BMRR prior to the receipt of the material by the Permittee.

As its initial entry into the toll milling sector, the Permittee intends to reprocess small batches (approximately 1,000 tons) of spent heap leach pad material obtained from the closed Morningstar Mine in Nipton, California for precious metal recovery.  The mine operated a small cyanide heap leach facility until about 1994, when it closed due to environmental issues.  Before the receipt, stockpiling and processing of any of the Morningstar material at the Liberty Process Facility, BMRR will require the material to be characterized and certified as non-hazardous (pursuant to California regulations) by a California-registered CEM in good standing and not affiliated with the Permittee.

Residues generated during the reprocessing will be collected in “super sacks” or barrels and transported to U.S. Ecology in Beatty, Nevada for disposal or according to the Permittee, transported to a cement plant in California for use in the manufacture of pozzolan cement.

Ore Delivery and Stockpiling:  Ore (or other process feed material) certified as non-hazardous, is delivered by truck to the Liberty Process Facility in super sacks or barrels which are stored on an outdoor concrete stockpile pad or a dedicated stockpile area inside the process facility.  The stockpile pad is a 20 ft by 40 ft reinforced concrete pad surrounded by a 6-inch-high stem wall, adjacent to a 100 ft by 20 ft reinforced concrete pad with a 6-inch-high stem wall used for the temporary storage of process tailings.

Lease Agreement, page 39

Liberty Process Facility and Containment:   With the exception of the feed hopper and thickener, process components are located inside a 76 ft by 140 ft steel building with a reinforced concrete floor surrounded by a 6-in high stem wall.   The facility is comprised of a 76 ft by 122 ft process area with the remaining area dedicated to wet laboratory, fire assay and reagent storage.  Secondary containment within the process building is approximately 35,000 gal, almost three times the required 12,950 gal minimum containment volume.

The floor is graded to a centrally located floor drain which drains to a 500 gallon (gal) covered sump located outside the building.  A pump and float switch have been installed within the sump to ensure there is no overflow of solution.  Solution collected in the sump is pumped directly to a 5,000 gal holding tank inside the building for return back to the process.  The pad, sump and containment areas are all coated with an epoxy-based, acid resistant material.

Process components within the Liberty Process Facility are discussed further under the sections “Material Sizing and Gravity Separation Circuit”, “Froth Flotation Circuit”, “Precious Metal Leaching Circuit”, “Precious Metal Recovery Circuit” and “Water Clarification Circuit”.  As a toll milling facility, utilization of some or all of the process circuits and components is dependent on the physical and chemical characteristics of the material as well as the mineralogy of the material to be processed.

Material Sizing and Gravity Separation Circuit:   The Material Sizing and Gravity Separation Circuit is comprised of a hopper/vibrating feeder, wet trommel screen, vibrating deck screen, spirals, centrifugal concentrators and various conveyance devices.

Process feed material is dumped into the feed hopper located outside the building.  The hopper discharges the material onto a vibrating feeder where it is then conveyed to a trommel screen for separation into various size fractions.  Clarified make-up water is introduced to the feed end of the trommel to optimize size separation efficiency and to create a slurry for subsequent gravity separation operations.  Undersize material from the trommel is discharged onto a vibrating wet screen deck for additional size classification, while the oversize material (including any tramp material) is discharged and conveyed to a designated temporary tailings storage area (a contained area within the process building) where it is allowed to dry under natural conditions.  Once dry, the tailings are loaded into super sacks or barrels for shipment off site for additional processing and/or disposal.
The screen undersize material is pumped from a sump under the vibrating screen deck and discharged to the bank of spiral concentrators for gravity concentration.  The spiral concentrators generate concentrate, midlings and tailings fractions through the manipulation of splitter gates at the spiral discharge.

The concentrate fraction is the heaviest and contains the highest precious metal content and is conveyed to its own dedicated precious metal leaching circuit.  Refer to the section “Precious Metal Leaching Circuit” for additional details.

Lease Agreement, page 40

The midlings fraction is the next heaviest and contains lesser amounts of precious metals and other metals of interest.  The midlings are conveyed to its own dedicated precious metal leaching circuit.  Refer to the section “Precious Metal Leaching Circuit” for additional details.

The tailings stream, or waste material, is the largest by volume and is either discharged directly to a secondary particle separation system for dewatering and loading into “super sacks” or barrels for additional off-site processing and/or disposal or conveyed to a froth flotation circuit for additional precious metal recovery.  Refer to the section “Froth Flotation Circuit” for additional details.

Finer particles remain in the water stream and are sent to a water clarification system for polishing (i.e. settling out of solids) before the water is returned to the process water storage tank for use as make-up water.  Refer to the section “Water Clarification Circuit” for additional details.

Froth Flotation Circuit:  Depending on the physical, chemical and mineralogical characteristics of the material processed, a froth flotation circuit is available for added process flexibility.   Initially, the Permittee intends utilize the Froth Flotation Circuit to recover additional precious metal values from the spiral tailings fraction.  The flotation circuit is comprised of an agitation/conditioning tank, flotation cells, process pumps and sumps, and flotation reagent mixing, storage and handling equipment.

Rougher spiral tailings report to the conditioning tank, where a flotation collector is added to the pulp/slurry to selectively alter the surface chemistry of the fine gold, silver and pyrite particles present in the spiral tailings (above).  The entire Froth Flotation Circuit is located within the existing fluid management system inside the Liberty Process Facility.

The conditioned tailings report to a pumpbox where a frothing agent is added followed by the flotation cells where compressed air is injected to generate the froth.  In theory, the gold, silver and pyrite particles will attach to the froth and float to the surface, where they collect and are mechanically removed as a flotation concentrate.  Depending on the performance of the flotation circuit, sufficient space is available within the building for the installation and operation of additional flotation cells for further scavenging of the flotation tailings.
The flotation concentrate is conveyed to the Precious Metal Recovery Circuit (below) for precious metal recovery.  The flotation tailings are discharged directly to the secondary particle separation system for dewatering and loading into super sacks or barrels for additional off-site processing and/or disposal.

Precious Metal Leaching Circuit:         Gravity or flotation concentrates and midlings are conveyed to separate leach circuits for precious metal recovery.  Bench scale leach tests will be performed to determine the optimum leach reagents, optimum residence time, and optimum temperature.  These are the only circuits using cyanide.  Components containing cyanide are segregated from the remainder of the process system by separate containment curbs and have a dedicated spill containment sump.  Sodium hydroxide is used for pH control and cyanide solution is filtered and returned to the recovery process where possible.  Solutions that can no longer be recycled are destroyed using hydrogen peroxide.

Lease Agreement, page 41

Once leaching has been completed, leach solutions are filtered through a plate and frame filter.  The filter cake from this system will be neutralized, characterized, and disposed offsite.  The pregnant solution (filtrate) from this system is pumped to the Precious Metal Recovery Circuit.

Precious Metal Recovery Circuit: Several different components may be used individually or in conjunction with each other for precious metal recovery.  Components include metal precipitation, carbon recovery, a carbon column, an ion exchange column, and electrowinning.  In all cases spent process fluids are returned to the process where possible or neutralized, characterized and disposed of at an approved off-site facility.  Any cleaned process water that is not recycled is evaporated.  Any solid residues generated are collected, characterized and then disposed of at an approved off-site facility.

In the metal precipitation process, zinc dust, aluminum powder, lead acetate, lead nitrate, hydrazine, oxalic acid, ferrous sulfate, sodium formate, or ferric chloride may be added to the pregnant solution for precious metal precipitation.  The precipitate generated is then filtered with a plate and frame filter.

The carbon recovery process includes a mix tank in which the pregnant solution would be introduced to granular activated carbon for metal recovery from solution.  The carbon column process consists of columns loaded with activated carbon through which the pregnant solution is pumped counter-current, resulting in precious metal adsorption onto the carbon.

All precipitates from the loaded carbon, loaded resin, and electrowinning cathode sludge are processed in house.  The carbon is chemically stripped for regeneration and reuse whenever possible.  Carbon that can no longer be regenerated is collected, characterized and disposed of at an approved off-site facility.

The ion exchange column process consists of columns loaded with ion exchange resins to selectively strip the precious metals from solution.  The resins that may be used include anionic, cationic, and chelating (complexing) resins. The ion exchange resin is chemically regenerated for reuse however when the resin reaches its life expectancy, the resin is dried, characterized and disposed of at an approved off-site facility.  The collected precipitate is smelted off-site for residual metal recovery.

For the electrowinning process, the Permittee proposes to utilize electrically charged graphite plates suspended in the pregnant solution with a low-voltage DC current applied to the plates.  Precious metals collect on the cathode electrodes and are then periodically scraped off.  Cathode sludge is chemically cleaned, reduced and dried for smelting in a fire assay furnace for residual metal recovery.

Water Clarification:  The Water Clarification Circuit receives process water from the gravity concentration circuit for the sedimentation of suspended solids and the return of clean (clarified) water to the gravity circuit.  The clarification circuit includes hydrocyclones, clarifiers, water holding and decant tanks.

Lease Agreement, page 42

The water holding and decant tanks are large open top tanks with 10,000 to 20,000 gallon holding capacity.  Water is pumped to the first tank and as the suspended solids settle, water decants to the next tank.  The final tank in series is referred to as “fresh” water make-up and holding tank where make-up water from a well can be added.

Flocculants and coagulants may be used in the Water Clarification Circuit to assist in collection and settling of suspended solids. All process solids and fluids used in the beneficiation process will be kept within the process building until characterized and disposed of at an approved off-site facility.

C.	Receiving Water Characteristics

The Amargosa Valley is located within a typical basin and range geomorphologic province.  The valley floor consists of alluvial fill material and the surrounding range front is comprised of tertiary volcanics.

The depth to groundwater beneath the Liberty Process Facility is 95 feet as determined from groundwater monitoring well MW, which is located 150 feet southeast and   downgradient of the process building and ore stockpile area.   The make-up water well is upgradient of the Liberty Process Facility, approximately 750 feet northeast of the process building.

The water quality from the make-up water supply well and the monitoring well both meet the Profile I reference values.

There are no surface waters or springs identified within a half mile of the facility.

D.	Procedures for Public Comment

The Notice of the Division’s intent to issue a permit authorizing the facility to construct, operate and close, subject to the conditions within the permit, is being sent to the Pahrump Valley Times for publication.  The Notice is being mailed to interested persons on our mailing list.  Anyone wishing to comment on the proposed permit can do so in writing within a period of 30 days following the date of public notice.  The comment period can be extended at the discretion of the Administrator.  All written comments received during the comment period will be retained and considered in the final determination.

A public hearing on the proposed determination can be requested by the applicant, any affected State, any affected intrastate agency, or any interested agency, person or group of persons.  The request must be filed within the comment period and must indicate the interest of the person filing the request and the reasons why a hearing is warranted.

Any public hearing determined by the Administrator to be held must be conducted in the geographical area of the proposed discharge or any other area the Administrator determines to be appropriate.  All public hearings must be conducted in accordance with NAC 445A.403 through NAC 445A.406.

E.	Proposed Determination

The Division has made the tentative determination to issue the permit.

Lease Agreement, page 43

F.	Proposed Effluent Limitations, Schedule of Compliance, Special Conditions

See Section I of the permit.

G.	Rationale for Permit Requirements

The facility is located in an area where annual evaporation is greater than annual precipitation.  Therefore, it must operate under a standard of performance which authorizes no discharge(s) except for those accumulations resulting from a storm event beyond that required by design for containment.

The primary method for identification of escaping process solution will be placed on required routine monitoring and inspection and the sampling of monitoring well MW-1.  Specific monitoring requirements can be found in the Water Pollution Control Permit.

H.	Federal Migratory Bird Treaty Act

Under the Federal Migratory Bird Treaty Act, 16 U.S.C. 701-718, it is unlawful to kill migratory birds without license or permit, and no permits are issued to take migratory birds using toxic ponds.  The Federal list of migratory birds (50 CFR 10, April 15, 1985) includes nearly every bird species found in the State of Nevada.  The U.S. Fish and Wildlife Service is authorized to enforce the prevention of migratory bird mortalities at ponds and tailings impoundments.  Compliance with State permits may not be adequate to ensure protection of migratory birds for compliance with provisions of Federal statutes to protect wildlife.

Open waters attract migratory waterfowl and other avian species.  High mortality rates of birds have resulted from contact with toxic ponds at operations utilizing toxic substances.  The Service is aware of two approaches that are available to prevent migratory bird mortality: 1) physical isolation of toxic water bodies through barriers (covering with netting), and 2) chemical detoxification.  These approaches may be facilitated by minimizing the extent of the toxic water.  Methods which attempt to make uncovered ponds unattractive to wildlife are not always effective.  Contact the U.S. Fish and Wildlife Service at 1340 Financial Boulevard, Suite 234, Reno, Nevada  89502-7147, (775) 861-6300, for additional information.

Prepared by:	Rob Kuczynski, P.E.
Date:	Month XX, 2010
Fact Sheet Revision 00:	2010 New Permit

Lease Agreement, page 44

 SCHEDULE 18

(List of Heavy Equipment that is not in good working condition )

Lease Agreement, page 45